Exhibit 97.1

OMEROS CORPORATION COMPENSATION CLAWBACK POLICY

PURPOSE

The Board of Directors (the “Board”) of Omeros Corporation (the “Company”) has adopted this compensation clawback policy (the “Policy”), which provides for the recovery of incentive-based compensation in the event of an accounting restatement. This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934 (the “Act”), the rules promulgated thereunder by the Securities and Exchange Commission (the “SEC”), and the listing standards of The Nasdaq Stock Market LLC (“Nasdaq,” and such above-referenced Act, rules, and listing standards, collectively, the “Applicable Rules”) and will be interpreted consistent therewith.

EFFECTIVE DATE AND APPLICABILITY

This Policy is effective October 2, 2023 (the “Effective Date”) and is applicable to all Incentive- Based Compensation received by a Covered Executive (i) after beginning service as a Covered Executive,

(ii) who served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation, and (iii) while the Company had a listed class of securities on a national securities exchange. Notwithstanding the foregoing, this Policy will not apply to Incentive-Based Compensation received by a Covered Executive before the Effective Date.

Each Covered Executive will be required to execute the acknowledgement and agreement in Appendix A of this Policy as soon as practicable after the later of (i) the Effective Date and (ii) the date on which the employee is designated as a Covered Executive; provided, however, that failure to execute such acknowledgement and agreement will have no impact on the enforceability of this Policy.

ADMINISTRATION

This Policy will be administered by the Board or, if so designated by the Board, a committee of the Board (the Board or such committee charged with administration of this Policy, the “Administrator”). The Administrator will have authority to (i) exercise all of the powers granted to it under the Policy, (ii) construe, interpret, and implement the Policy, and (iii) make all determinations necessary or advisable in administering the Policy other than as set forth herein. Any determination made by the Administrator under the Policy will be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy.

This Policy will be enforced and, if applicable, appropriate proxy disclosures and exhibit filings will be made in accordance with the Applicable Rules and any other applicable rules and regulations of the SEC and applicable Nasdaq listing standards.

RESTATEMENT CLAWBACK

In the event the Company is required to prepare an Accounting Restatement, the Company will recover reasonably promptly the amount of any Excess Compensation received by any Covered Executive during the Look-Back Period.

METHOD OF REPAYMENT, CONDITIONS FOR NON-RECOVERY

The Administrator will have sole discretion to determine the appropriate means of recovery of Excess Compensation, which may include, without limitation, (i) seeking reimbursement of all or part of any cash or equity-based award, (ii) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (iii) cancelling or offsetting against any planned salary increase or future cash or equity-based awards, and (iv) any other method authorized by applicable law or contract and determined by the Administrator to be advisable to achieve reasonably prompt recovery of Excess Compensation. At the direction of the Administrator and subject to compliance with any applicable law, the Company will take all actions reasonable and appropriate to recover Excess Compensation from any applicable Covered Executive in accordance with this Policy.

No recovery of Excess Compensation (or a portion thereof) is required if and to the extent that the Compensation Committee of the Board determines that recovery would be impracticable under any of the following conditions: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided the Company has (A) made a reasonable attempt to recover such Excess Compensation, (B) documented such reasonable attempt, and (C) provided such documentation to Nasdaq; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.

NO INDEMNIFICATION

Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Executive that may be interpreted to the contrary, the Company will not indemnify any Covered Executive against the loss of any Excess Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executive to fund potential clawback obligations under this Policy.

AMENDMENT, TERMINATION, AND INTERPRETATION

The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and will amend this Policy as it deems necessary to comply with the Applicable Rules; provided, however, that any such revision to this Policy will not be effective if it would (after taking into account any actions taken by the Company contemporaneously with such revision) cause the Company to violate the Applicable Rules.

In the event of any conflict or inconsistency between this Policy and any other policies, plans, or other materials of the Company (including any agreement between the Company and any Covered Executive subject to this Policy), this Policy will govern.

DEFINITIONS

Capitalized terms used and not otherwise defined in this Policy have the meanings ascribed to them below:

“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that corrects an error that is not material to previously issued financial statements but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Changes to financial statements that do not constitute an Accounting Restatement include retrospective (i) application of a change from one generally accepted accounting principle to another generally accepted accounting principle; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; and (v) revision for stock splits, reverse stock splits, stock dividends, or other changes in capital structure.

“Covered Executive” means each of the Company’s current and former executive officers, as determined by the Administrator in accordance with the definition of “executive officer” set forth in Rule 10D-1(d) under the Act.

“Excess Compensation” means the amount of Incentive-Based Compensation received by a Covered Executive after commencement of service as a Covered Executive that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Excess Compensation is not subject to mathematical recalculation directly from information in the Accounting Restatement, (i) the Administrator will determine the amount based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as applicable, upon which the Incentive-Based Compensation was received, and (ii) the Company will maintain documentation of the determination of such estimate and provide such documentation to Nasdaq if so required by the Applicable Rules.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure, including (i) stock price, (ii) total shareholder return, and/or (iii) any financial reporting measure(s) that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any other measures that are derived in whole or in part from such measures. Incentive-Based Compensation is deemed “received” in the Company’s fiscal period during which the applicable financial reporting measure, stock price and/or total shareholder return measure upon which the Incentive-Based Compensation is based, is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

Compensation that does not constitute “Incentive-Based Compensation” includes, but is not limited to, (i) salaries (except to the extent a salary increase is earned wholly or in part based on the attainment of a financial reporting measure performance goal, stock price and/or total shareholder return); (ii) bonuses paid solely at the discretion of the Compensation Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a financial reporting measure performance goal, stock price and/or total shareholder return; (iii) bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period; (iv) non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operation measures; and (v) equity awards for which the grant is not contingent upon achieving any financial reporting measure performance goal, stock price and/or total shareholder return and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more nonfinancial reporting measures.

“Look-Back Period” means the three completed fiscal years immediately preceding the date that the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months will count as a completed fiscal year). The “date that the Company is required to prepare an Accounting Restatement” is the earlier to occur of (i) the date the Board, the Audit Committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.

APPENDIX A:

ACKNOWLEDGMENT AND AGREEMENT

REGARDING OMEROS CORPORATION’S COMPENSATION CLAWBACK POLICY

I, the undersigned, agree and acknowledge that I am fully bound by, subject to, and will abide with, all of the terms and conditions of Omeros Corporation’s Compensation Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”). In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program, or agreement under which any compensation has been granted, awarded, earned, or paid, the terms of the Policy shall govern. In the event it is determined by the Administrator that any amounts granted, awarded, earned, or paid to me must be forfeited or reimbursed to the Company under the Policy, I will promptly take any action determined by the Administrator under the Policy to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgment and Agreement without definition have the meaning set forth in the Policy.

Covered Executive’s Signature

Covered Executive’s Name (printed)

Date